EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-69516 and 333-124597 on Form S-3 and Registration Statement Nos. 33-61035, 33-39837, 333-87288, and 333-88419 on Form S-8 of our reports dated December 6, 2006, relating to the consolidated financial statements and financial statement schedule of Cascade Natural Gas Corporation, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Cascade Natural Gas Corporation for the year ended September 30, 2006.

/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
December 7, 2006